EXHIBIT 10.22

Amendment #2

DEVELOPMENT AGREEMENT between LUCENT TECHNOLOGIES INC. and mPHASE TECHNOLOGIES, INC. effective as of February 5, 2004 ("agreement") relating to Micro-Power Source Cells Fabricating Using Nanotextured Superhydrophobic Materials and as amended by an amendment effective as of February 6, 2004.

The Parties agree to append to the Statement of Work, Appendix B1-Deveiopment Activities, of the Agreement, additional activities for the annual period commencing on February 3, 2005 ("Second Year"), as follows:

a) Introduction

This work is a continuation of work performed in 2004 for an additional 12 month period. The fundamental objective is to conduct research relating to a primary cell whose liquid electrolyte contacts dry electrodes on command. The battery utilizes a hydrophobic nano-structured surface to suspend the electrolyte until "an impulse of energy (i.e. voltage, mechanical shock) causes the electrolyte to flow onto the electrodes and produce voltage and current.

b) 2005 Research Overview

Building on the knowledge obtained from previous work, Lucent will work to construct a battery using aqueous ZnCl2/NH4CI as the electrolyte and two electrodes covered with Zn and MnO2. Once a working structure that is triggered by a pulse of voltage and supplies current to light a LED is achieved, Lucent will begin investigation of a multi-element battery structure which represents the next step in the evolution of a nano-structured battery, Lucent will continue to consider the possible use of other battery chemistries and document the findings. Additionally, Lucent will continue to study modified nanostructured physical designs and document the advantages and disadvantages of such designs. However to remain on the aggressive twelve month schedule to achieve a potentially manufacturable design, and live within our resources. Lucent intends to pursue one design and modify it as testing mandates. This SOW will not cover reliability studies or a manufacturable design suitable for large volume, high yield automated production of the nanostructured battery.

Lucent/mPhase Proprietary and Confidential

c) Expected Research Milestones:

1) Lucent expects to light a visible LED using a device developed during the first three months of effort. Once this has been demonstrated, Lucent will endeavor to assemble a battery array composed of two or more individual cells that can be activated independently for the purpose of a laboratory demonstration. These cells will be connected in series or parallel to demonstrate the principal that either the battery voltage or current can be increased on demand. Lab instruments such as voltmeters and oscilloscopes will document the results.

2) During the second stage (month's four to eight) of the research, Lucent will work on a multi piece structure, which represents a key element along the path to a manufacturable design. The purpose of a multi piece approach is to separate and optimize formulation of electrodes and deposition of coatings. As Lucent continues through the research cycle, the advantageous of the multi element approach for other battery chemistries will be documented,

3) In the third stage (month's nine to twelve) Lucent will continue to improve the design and concentrate on packaging, A small number of non-functioning, mechanical engineering samples of nano-structured battery components will be supplied to mPhase. Lucent will additionally supply several working cell structures (see definition in the above overview section) to mPhase. To the extent that the samples above are available earlier (than month's nine to twelve) then they shall be supplied to mPhase,

4) By mutual agreement, mPhase and Lucent in their sole discretion will engage with 3rd parties in presenting information on the nano-structured battery technology.

d) Subsequent Development Between the Parties

1.) The Parties acknowledge that the length of time and resources needed to successfully complete Development Projects and to bring a product to market of the type contemplated by this Agreement, is difficult to predict with precision. However, it is contemplated that work relating to Micro-Power Source Arrays Fabricating Using Nanatextured, Superhydrophobic Materials will take a total of at least three (3) years, so that at least one additional Development Project will be anticipated. Accordingly, within sixty (SO) days prior to the scheduled completion date of the current Development Project, the Parties will negotiate in good faith written extensions to the current Development Project and in which further work would be beneficial to the Parties, provided that this Agreement has not been terminated under the provisions of Article III of the contract.

Lucent/mPhase Proprietary and Confidential

The Parties agree to append to the Statement of Work! Appendix B2-Cost of Development, for the activities related to Item 1 above, as follows:

a) Coat of Development Project for the Second Year

1) The total cost for the Second Year Development Project to be paid by Company to Lucent is One Million Two Hundred Thousand (US$1,200,000.00) US Dollars.

2) Payment will be made by Company to Lucent in installments, that are non-refundable, as follows;

(a) an initial payment of $100,000 United States Dollars upon signing of this Amendment #2

(b) Provided that the Agreement is not terminated pursuant to Section 3.01, eleven (11) additional installments each of One Hundred Thousand (US$100,000) United States Dollars, beginning with the month of March, 2005 and ending with the month of January, 2006.

(c) Each of these eleven installments will be invoiced by Lucent as of the first of the month beginning March 1, 2005 and ending on January 1, 2006. Company shall pay all invoices rendered by Lucent, in U.S. dollars, within 60 days after issue date thereof, pursuant to Section 5,13 of the Agreement, Notwithstanding the foregoing, payments to Lucent shall be made within 60 days following the end of the month in which the work was performed, even if Lucent falls to render an invoice, If the payments are made after 60 days for more than 2 times during the eleven installment periods, then Lucent has the option to provide written notice that it is terminating the Agreement.

b) Capital Equipment Costs

Over the course of the Development Project for the Second Year, new hardware and software equipment may need to be required to support the Development. Any capital purchases made to support the Development Project and charged to Company, must be pre-approved in writing by Company, mPhase will own this capital equipment, but agrees to sell the equipment back to Lucent at market value at the termination of the Agreement, if Lucent wishes to retain said equipment.

Lucent/mPhase Proprietary and Confidential

The Parties agree to replace the Statement of Work, Appendix 83-Royalties, Sections B1 and B2V with the following;

Section B1 In consideration for trie licenses granted by Lucent to Company pursuant to Sections 2.04(a) and 2.Q5(a) of the Agreement, Company agrees to pay to Lucent a royalty as follows:

(a) The greater, of (i) or (ii):

(i) Fifty (50%) percent of "net revenue" received by Company. For the purposes of this paragraph, net revenue means the Revenue actually received by Company from the sale or lease of Licensed Product, less

A) COGS (defined as cost of materials and direct labor costs);
B) 5% of Revenue, representing an assumed cost of overhead;
C) 11% of Revenue, representing sales and marketing expense, this deduction being applicable only if Company was the entity that procured the sate;
D) 4% of Revenue representing the expense associated with billing, this deduction being applicable only if Company was the entity that procured the sale;
E) 2% of Revenue for returns and allowances, this deduction being applicable only if Company was the entity that procured the sale.

In the event that the deductions set forth in items (A) through (E) above exceed, in total, the Revenue actually received by Company from the sale or lease of Licensed Product, no royalty for such sale or lease of Licensed Product shall be due to Lucent under this Section (i) and no reimbursement for costs shall be due from Lucent to Company.

(ii) Ten (10%) percent of the Revenue actually received by Company from the sale or lease of Licensed Product

The royalty in this Section B1(a) (I) and (ii) shall be apportioned as follows; (i) Fifty (50%) percent 3hall be attributed to the Patent License set forth in Section 2.04(a), and (ii) the balance shall be attributed to other licenses and rights contemplated by this Agreement,

(b) Fifty (50%) percent of revenue actually received by Company from the licensing of jointly owned Developed Information and Joint Inventions to each third party, less any patent license fees actually paid by the third party to Lucent with respect to licensing of patents owned by Lucent as a result of this Agreement, which license is a result of the provisions in Section 2.Q4(d).

Lucent/mPhase Proprietary and Confidential

Section B2 in consideration for the licenses granted by Company to Lucent pursuant to Sections 2.04(b) and 2.05(b), Lucent agrees to pay to Company a royalty 93 follows;

(a) The greater of (i) or (ii):

(i) Fifty (50%) percent of "net revenue" received by Lucent, For the purposes of this paragraph, net revenue means the Revenue actually received by Lucent from the sale or lease of Licensed Product (excluding however, NJNC manufactured components), less

A) COGS (defined as cost of materials* and direct labor costs) *Note: the cost of NJNC manufactured materials shall Be the Fair Market Value of such materials;
B) 5% of Revenue, representing an assumed cost of overhead;
C) 11% of Revenue, representing sales and marketing expense, this deduction being applicable only if Lucent was the entity that procured the sale;
D) 4% of Revenue representing 'the expense associated with billing, this deduction being applicable only if Lucent was the entity that procured the sale;
E) 2% of Revenue for returns and allowances, this deduction being applicable only if Lucent was the entity that procured the sale.

In the event that the deductions set forth in items (A) through (E) above exceed, in total, the Revenue actually received by Lucent from the sale or lease of Licensed Product, no royalty for such sale or lease of Licensed Product shall be due to Company under this Section (i) and no reimbursement for costs shall be due from Company to Lucent.

(ii) Ten (10%) percent of the Revenue actually received by Company from the sale or lease of Licensed Product

(b) Fifty (50%) percent of revenue actually received by Lucent from the licensing of jointly owned Developed information, when such jointly owned Developed Information is licensed without a license under Joint Inventions, or Twenty Five (25%) percent of revenue actually received by Lucent from the licensing of jointly owned Developed Information when such jointly owned Developed Information is licensed concurrently with a license under Joint Inventions.

Lucent/mPhase Proprietary and Confidential

For the purposes of clarity, no license fee shall by payable by Lucent to Company with respect to licensing Joint Inventions, whether alone or in combination with Other patents owned or controlled! by Lucent.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be ; executed in duplicate originals by their-duly authorized representatives on the respective dates entered below; mPhase Technologies, Inc.

LUCENT TECHNOLOGIES INC.	mPhase Technologies, Inc.

By: /s/ David Bishop	By: /s/ Ronald Durando

Name: David J. Bishop	Name: Ronald A. Durando

Title: President, NJNC	Title: President

Date: 3/9/05	Date: 3/9/05